Contact:William E.Keslar
                                        Don H. Herring
                                        (412) 433-6870


FOR IMMEDIATE RELEASE

    USX CORPORATION REPORTS LOWER FOURTH QUARTER AND 1998
  MARATHON GROUP RESULTS REFLECTING LOWER COMMODITY PRICES

                     Earnings Highlights
          (Dollars in millions except per diluted share data)
                                 4Q      4Q
                                1998    1997    1998     1997

Net income adjusted for
special  items                  $13     $131    $321     $635
         - per diluted share  $0.04   $0.45    $1.09    $2.20

Net income (loss)              ($86)    $38     $310     $456

Net income (loss) per diluted
 share                       ($0.29)  $0.13    $1.05    $1.58

Revenues                      $5,353  $3,920  $22,075  $15,754

     PITTSBURGH, January 22, 1999 -- USX-Marathon Group's

(NYSE:MRO) net income adjusted for special items was $13

million, or 4 cents per diluted share, in fourth quarter

1998, compared with $131 million, or 45 cents per diluted

share, in fourth quarter 1997.

     Primarily due to lower commodity prices, the Marathon

Group recorded a fourth quarter 1998 net loss of $86 million,

or 29 cents per diluted share.  As a result of lower crude

oil, natural gas and refined product prices, Marathon

recorded an unfavorable inventory market valuation ("IMV")

reserve adjustment (see note 3 to the attached Marathon Group

Statement of Operations) and wrote-off several exploratory

wells which had encountered hydrocarbons, but had been

suspended pending further evaluation.  In addition, Marathon recorded favorable income tax accrual adjustments relating to foreign operations.  The net unfavorable aftertax effect of

these special items was $99 million.  Net income in fourth

quarter 1997 was $38 million, or 13 cents per diluted share,

including a $93 million unfavorable aftertax IMV reserve

adjustment.

     The Marathon Group reported 1998 net income adjusted for

special items of $321 million, or $1.09 per diluted share,

compared to 1997 adjusted net income of $635 million, or

$2.20 per diluted share.

     For the year 1998, the Marathon Group recorded net

income of $310 million, or $1.05 per diluted share.  In

addition to the fourth quarter special items discussed above,

net income for the year included impairment of certain

international investments, a change in interest gain and one-

time transition charges relating to the formation of Marathon

Ashland Petroleum LLC ("MAP"), and a natural gas contract

settlement gain.  The net unfavorable aftertax effect of 1998 special items was $11 million.  Net income for the year 1997 was $456 million, or $1.58 per diluted share, including a

$179 million unfavorable aftertax IMV reserve adjustment.

     Commenting on 1998 performance, USX Corporation Board

Chairman Thomas J. Usher said, "The Marathon Group's earnings were significantly impacted by lower worldwide liquid

hydrocarbon and natural gas prices.  Nevertheless, 1998 saw

us gain momentum in growing and improving the business.

Marathon's upstream operations achieved nearly a 20 percent

growth in worldwide liquids production.  Downstream, MAP had a very successful first year of operations, achieving annual repeatable operating efficiencies of approximately $150

million in 1998 and targeting an additional $100 million in

1999."

     For 1998, financial measures such as revenues, income

from operations and capital expenditures include 100 percent of MAP and are not comparable to prior period amounts (see

Note 2 to the attached Marathon Group Statement of

Operations).  Marathon Group revenues were $5.4 billion in

fourth quarter 1998 and $22.1 billion for the year, compared with $3.9 billion and $15.8 billion in the same periods of

1997.

     Income for Marathon's reportable operating segments,

which include 100 percent of MAP, was $178 million in fourth quarter 1998 and $1,207 million for the year 1998, compared

with $275 million and $1,384 million in the same periods of

1997.

     Exploration and production (upstream) operating segment

income totaled $21 million in fourth quarter 1998 and $278

million for the year, compared with $178 million and $773

million in the same periods of 1997.

     Excluding dispositions, Marathon replaced 242 percent of

its 1998 worldwide oil and gas production on a barrel of oil equivalent (BOE) basis resulting in a five-year reserve

replacement average of 135 percent.

     Domestic upstream income was $31 million in fourth

quarter 1998 and $190 million for the year, compared with

$124 million and $500 million in the same periods of 1997.

The decreases in domestic upstream income for both the fourth quarter and the year were mainly due to significantly lower

liquid hydrocarbon and natural gas prices compared to 1997.

Liquid prices declined 41 percent in the fourth quarter and

38 percent for the year.  Natural gas prices declined 28

percent and 19 percent respectively in the quarter and year.

These price decreases were partially offset by increased

liquid hydrocarbon and natural gas production.  Domestic

liquid hydrocarbon production, which averaged 134,500 barrels per day (bpd) in 1998, increased 19,700 bpd, or 17 percent,

over 1997 levels, primarily due to new production in the Gulf of Mexico.

     International upstream reported a loss of $10 million in

fourth quarter 1998 and income of $88 million for the year,

compared with income of $54 million and $273 million in the

same periods of 1997.  These results also reflect

significantly lower liquid hydrocarbon prices, partially

offset by significantly increased liquid hydrocarbon volumes reflecting liftings from acquired production in Canada and

new operations in Gabon.

     On August 11, 1998, Marathon completed its acquisition

of Tarragon Oil and Gas Limited, a Canadian oil and gas

exploration and production company (see note 2 to the

attached Marathon Group Statement of Operations).  Current

daily production from Tarragon properties is 160 mmcf of

natural gas and 17,000 barrels of liquids.

     Usher commented, "Tarragon fits well into our growth

strategy and provides Marathon core production in one of

North America's most attractive gas basins.  This acquisition increased our worldwide reserves by 20 percent and  provides

Marathon numerous growth opportunities in Canada."

     Refining, marketing and transportation (downstream)

segment income, which includes 100 percent of the results of

MAP, was $147 million in fourth quarter 1998 and $896 million for the year.  On a pro forma basis, segment income for the

combined downstream operations of Marathon and Ashland would have been $140 million for the fourth quarter 1997 and $869

million for the year 1997 (see note 2 to the attached

Marathon Group Statement of Operations).  Usher noted that,

"During 1998, MAP was able to overcome significant decreases in refining crack spreads through the realization of

operating efficiencies, a strong performance by its asphalt

and retail operations, and lower energy costs."

     Administrative expenses were $22 million in fourth

quarter 1998 and $106 million for the year 1998, compared

with $34 million and $168 million in the same periods of

1997.  These decreases were primarily due to certain

administrative costs now reported in MAP results and lower

accruals for employee benefit plans and litigation.



                            *****

This release contains forward-looking information concerning the realization of MAP operating efficiencies. Factors that could cause the realization of operating efficiencies at MAP to be less than anticipated include the costs to implement shared technology and delays in leveraging volume procurement advantages.
In accordance with the "safe harbor" provisions of the Private
Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 1997 and in its Form 10-Q for the first, second and third quarter of 1998, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.

     Statements of Operations and Supplemental Statistics for the Marathon Group and a consolidated Statement of Operations for USX Corporation are attached.

     For more information on USX Corporation and Marathon
Group, visit our websites at www.usx.com or www.marathon.com.

































                            -o0o-

                   MARATHON GROUP OF USX CORPORATION
                  STATEMENT OF OPERATIONS (Unaudited)
                  -----------------------------------
                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
-------------------------------------------------------------------------------
REVENUES:
Sales                                          $5,327  $3,895  $21,726 $15,668
Dividend and affiliate income                      13      14       50      36
Gain on disposal of assets                          9       8       28      37
Gain on ownership change in Marathon Ashland
                        Petroleum LLC               -       -      245       -
Other income                                        4       3       26      13
                                                ------  ------  ------  ------
   Total revenues                                5,353   3,920  22,075  15,754
                                                ------  ------  ------  ------

COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      3,750   2,632  15,325   10,392
 Selling, general and administrative expenses      122      92     505      355
 Depreciation, depletion and amortization          240     167     941      664
 Taxes other than income taxes                   1,018     728   3,786    2,938
 Exploration expenses                              110      60     313      189
 Inventory market valuation charges                245     147     267      284
                                                ------  ------  ------   ------
   Total costs and expenses                      5,485   3,826  21,137   14,822
                                                ------  ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                     (132)     94     938      932
Net interest and other financial costs              71      58     237      260
Minority interest in income (loss) of Marathon
 Ashland Petroleum LLC                             (33)      -     249        -
                                                ------  ------  ------   ------
INCOME (LOSS) BEFORE INCOME TAXES                 (170)     36     452      672
Provision (credit) for estimated income taxes      (84)     (2)    142      216
                                                ------  ------  ------   ------
NET INCOME (LOSS)                                 $(86)    $38    $310     $456
                                                ======  ======  ======   ======
MARATHON STOCK DATA:
 Net income (loss) per share
   - Basic                                       $(.29)   $.14   $1.06    $1.59
   - Diluted                                      (.29)    .13    1.05     1.58

 Dividends paid per share                          .21     .19     .84      .76

 Weighted average shares, in thousands
   - Basic                                     301,624 288,566 292,876  288,038
   - Diluted                                   301,624 289,275 293,435  290,520






The following notes are an integral part of this financial statement.

                   MARATHON GROUP OF USX CORPORATION
                 SELECTED NOTES TO FINANCIAL STATEMENT
                 -------------------------------------


1.The statement of operations of the Marathon Group includes the results of operations for the businesses of Marathon Oil Company (Marathon) and certain other subsidiaries of USX and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2.In August 1998, Marathon acquired Tarragon Oil and Gas Limited
  (Tarragon), a Canadian oil and gas exploration and production company, for $1.1 billion. Securityholders of Tarragon received, at their election, Cdn$14.25 for each Tarragon share, or the economic equivalent in Exchangeable Shares of an indirect Canadian subsidiary of Marathon, which are exchangeable solely on a one-for-one basis into USX-Marathon Group Common Stock. The purchase price included cash payments of $686 million, issuance of approximately 878,000 Exchangeable Shares valued at $29 million and the assumption of $345 million in debt. Marathon accounted for the acquisition using the purchase method of accounting. Results of operations include the operations of Marathon Canada Limited, formerly known as Tarragon, commencing August 12, 1998.

  During 1997, Marathon and Ashland Inc. (Ashland) agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition was accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in Marathon's ownership interest in MAP resulted in a gain of $245 million, which is included in 1998 revenues.

  See attached supplemental unaudited pro forma data relating to the inclusion of Tarragon and MAP operations.

3.When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

  Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

  The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.
                   MARATHON GROUP OF USX CORPORATION
           SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
           -------------------------------------------------


3.(Continued)

  When USX acquired the crude oil and refined product inventories associated with Ashland's RM&T operations in January 1998, a new cost basis was established for those inventories. The acquisition cost of these inventories lowered the overall average cost of the combined RM&T inventories; as a result, the price threshold at which an IMV reserve will be recorded has also been lowered. This acquisition resulted in a one-time reduction in the IMV reserve, yielding a net favorable IMV reserve adjustment in the first quarter of 1998.

                   MARATHON GROUP OF USX CORPORATION
                  SUPPLEMENTAL STATISTICS (Unaudited)
                  -----------------------------------
                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                              1998  1997   1998    1997
-------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
 Exploration & Production ("E&P")
   Domestic                                       $31    $124    $190     $500
   International                                  (10)     54      88      273
                                               ------  ------  ------   ------
     Income For E&P Reportable Segment             21     178     278      773
 Refining, Marketing & Transportation(a)          147      88     896      563
 Other Energy Related Businesses(b)                10       9      33       48
                                               ------  ------  ------   ------
       Income For Reportable Segments            $178    $275  $1,207   $1,384

 Items Not Allocated To Reportable Segments:
   Administrative Expenses                       $(22)   $(34)  $(106)   $(168)
   Inventory Market Val. Res. Adjustment.        (245)   (147)   (267)    (284)
   Gain on Ownership Change
     & Transition Charges-MAP                       -       -     223        -
   E&P Int'l Property Impairments, Suspended Expl.
     Well Write-offs & Gas Contract Settlement    (43)      -    (119)       -
                                               ------  ------  ------   ------
       Marathon Group Income From Operations    $(132)    $94    $938     $932

CAPITAL EXPENDITURES (a)                         $435    $386  $1,270   $1,038
INVESTMENTS IN EQUITY AFFILIATES-NET               23      36      75      233

OPERATING STATISTICS

Net Liquid Hydrocarbon Production (c):
 Domestic                                       137.0   117.4   134.5    114.8
 International (Liftings)                        67.5    45.8    61.3     49.4
                                               ------  ------  ------   ------
   Worldwide                                    204.5   163.2   195.8    164.2

Net Natural Gas Production (d):
 Domestic                                       775.0   737.4   743.8    721.9
 International - Equity                         524.0   415.5   441.2    423.1
 International - Other (e)                       19.6    27.9    22.7     31.7
                                              ------- ------- -------  -------
   Total Consolidated                          1318.6  1180.8  1207.7   1176.7
Equity Affiliate                                 30.7    41.7    33.2     42.3
                                              ------- ------- -------  -------
   Worldwide                                   1349.3  1222.5  1240.9   1219.0

Average Equity Sales Prices (f):
 Liquid Hydrocarbons (per Bbl)
   Domestic                                     $9.57  $16.25  $10.42   $16.88
   International                                11.31   18.37   12.24    18.77
 Natural Gas (per Mcf)
   Domestic                                     $1.72   $2.38   $1.79    $2.20
   International                                 1.72    1.99    1.94     2.00
Natural Gas Sales (d) (g):
 Domestic                                      1208.4  1106.4  1143.8   1136.9
 International                                  543.7   443.4   463.9    454.8
                                              ------- ------- -------  -------
   Total Consolidated                          1752.1  1549.8  1607.7   1591.7
 Equity Affiliate                                30.7    41.7    33.2     42.3
                                              ------- ------- -------  -------
   Worldwide                                   1782.8  1591.5  1640.9   1634.0

Crude Oil Refined (a) (c)                       862.1   558.6   883.9    524.6
Refined Products Sold (a) (c)                  1238.8   824.6  1197.6    775.4
Matching buy/sell volumes included in refined
 products sold (a) (c)........................   40.7    58.8     39.0    51.0
--------------

      (a) In 1998, income from operations, capital expenditures, refined products sold, crude oil refined and matching buy/sell volumes include 100 percent of MAP and are not comparable to prior periods. For further discussion of MAP, see Note 2 to the Marathon Group Statement Of Operations.
      (b) Includes domestic natural gas and crude oil marketing and transportation, and power generation
      (c)  Thousands of barrels per day
      (d)  Millions of cubic feet per day
      (e) Represents gas acquired for injection and subsequent resale
      (f)  Prices exclude gains and losses from hedging activities
      (g)  Represents equity, royalty and resale volumes

                   MARATHON GROUP OF USX CORPORATION
            SUPPLEMENTAL STATISTICS (Continued) (Unaudited)
                  -----------------------------------

The following unaudited pro forma data for the Marathon Group includes the pro forma results of operations of Tarragon for the years 1998 and 1997 and fourth quarter 1997; and the Ashland RM&T net assets for 1997, giving effect to the acquisitions as if they had been consummated at the beginning of the years presented. The pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations. See Note 2 to the Marathon Group Statement Of Operations for additional information.

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
-------------------------------------------------------------------------------
Marathon Group:
 Revenues                                      $5,353   $5,736 $22,169  $23,333
 Income for reportable segments (a)               178      335   1,199    1,728
 Net income (loss)(b)                             (86)      47     279      457
 Net income (loss) per common share:
  Basic                                           (.29)    .16     .95     1.58
  Diluted                                         (.29)    .16     .95     1.58

      RM&T Operations (c) (d):
 Income for reportable segment (a)                $147    $140    $896     $869
 Thousands of barrels per day:
  Crude oil refined                              862.1   909.6   883.9    869.3
  Refined products sold                         1238.8  1234.6  1197.6   1186.9
  Matching buy/sell volumes include in refined
   products sold                                  40.7    67.5    39.0     68.6

      (a) Excludes the inventory market valuation reserve adjustments, administrative expenses and items not allocated to reportable segments.

      (b) Excluding the inventory market valuation reserve adjustment, pro forma net income would have been $383 million for 1998 and $132 million and $619 million for the 1997 fourth quarter and twelve months, respectively.

      (c) Pro forma data is based on results of operations from RM&T assets contributed to MAP by Marathon and Ashland, purchase accounting effects and other pro forma adjustments and reclassifications.

      (d) Results for 1998 are actuals. There are no pro forma effects in 1998, since MAP commenced operations January 1, 1998.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                ------------------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                            1998    1997    1998     1997
--------------------------------------------------------------------------------
REVENUES:
Sales                                          $6,659  $5,650  $27,887 $22,375
Dividend and affiliate income                      13      44       96     105
Gain on disposal of assets                         24      37       82      94
Gain on ownership change in Marathon Ashland
                  Petroleum LLC                     -       -      245       -
Other income                                        4       3       25       14
                                               ------  ------   ------   ------
   Total revenues                               6,700   5,734   28,335   22,588
                                                ------  ------  ------   ------

COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      4,947   4,095  20,712   16,047
 Selling, general and administrative expenses       71      55     304      218
 Depreciation, depletion and amortization          303     245   1,224      967
 Taxes other than income taxes                   1,061     786   3,998    3,178
 Exploration expenses                              110      60     313      189
 Inventory market valuation charges                245     147     267      284
                                                ------  ------  ------   ------
   Total costs and expenses                      6,737   5,388  26,818   20,883
                                                ------  ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                      (37)    346   1,517    1,705
Net interest and other financial costs              53      75     279      347
Minority interest in income (loss) of Marathon
 Ashland Petroleum LLC                             (33)      -     249        -
                                                ------  ------  ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES                               (57)    271     989    1,358
Provision (credit) for estimated income taxes      (47)     81     315      450
                                                ------  ------  ------   ------
INCOME (LOSS) FROM CONTINUING OPERATIONS           (10)    190     674      908
                                                ------  ------  ------   ------
DISCONTINUED OPERATIONS:
 Loss from operations (net of income tax)            -       -       -       (1)
 Gain on disposal (net of income tax)                -      81       -       81
                                                ------  ------  ------   ------
INCOME FROM DISCONTINUED OPERATIONS                  -      81       -       80
                                                ------  ------  ------   ------
NET INCOME (LOSS)                                  (10)    271     674      988
Noncash credit from exchange of preferred stock      -       -       -       10
Dividends on preferred stock                        (2)     (3)     (9)     (13)
                                                ------  ------  ------   ------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKS     $(12)   $268    $665     $985
                                                ======  ======  ======   ======

                    USX CORPORATION AND SUBSIDIARY COMPANIES
          CONSOLIDATED STATEMENT OF OPERATIONS (Continued) (Unaudited)
                             INCOME PER COMMON SHARE
          ------------------------------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
--------------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:

 Net income (loss)                                $(86)    $38    $310     $456
   - Per share - basic                            (.29)    .14    1.06     1.59
            - diluted                             (.29)    .13    1.05     1.58

 Dividends paid per share                          .21     .19     .84      .76

 Weighted average shares, in thousands
   - Basic                                     301,624 288,566 292,876  288,038
   - Diluted                                   301,624 289,275 293,435  290,520

APPLICABLE TO STEEL STOCK:

 Net income                                        $74    $149    $355     $449
   - Per share - basic                             .83    1.74    4.05     5.24
            - diluted                              .81    1.64    3.92     4.88

 Dividends paid per share                          .25     .25    1.00     1.00

 Weighted average shares, in thousands
   - Basic                                      88,354  86,285  87,508   85,672
   - Diluted                                    95,613  94,274  94,943   94,203























The following notes are an integral part of this financial statement.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                      SELECTED NOTES TO FINANCIAL STATEMENT
                    ----------------------------------------
1. In August 1998, Marathon Oil Company (Marathon) acquired Tarragon Oil and Gas Limited (Tarragon), a Canadian oil and gas exploration and production company, for $1.1 billion. Securityholders of Tarragon received, at their election, Cdn$14.25 for each Tarragon share, or the economic equivalent in Exchangeable Shares of an indirect Canadian subsidiary of Marathon, which are exchangeable solely on a one-for-one basis into USX-Marathon Group Common Stock. The purchase price included cash payments of $686 million, issuance of approximately 878,000 Exchangeable Shares valued at $29 million and the assumption of $345 million in debt. USX accounted for the acquisition using the purchase method of accounting. Results of operations include the operations of Marathon Canada Limited, formerly known as Tarragon, commencing August 12, 1998.

   During 1997, Marathon and Ashland Inc. (Ashland) agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition was accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in Marathon's ownership interest in MAP resulted in a gain of $245 million, which is included in 1998 revenues.

2. Effective October 31, 1997, USX sold its stock in Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the Delhi Group. The 1997 financial results of the Delhi Group have been reclassified as discontinued operations in the Consolidated Statement of Operations.

3. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

   When USX acquired the crude oil and refined product inventories associated with Ashland's RM&T operations in January 1998, a new cost basis was established for those inventories. The acquisition cost of these inventories lowered the overall average cost of the combined RM&T inventories; as a result, the price threshold at which an IMV reserve will be recorded has also been lowered. This acquisition resulted in a one-time reduction in the IMV reserve, yielding a net favorable IMV reserve adjustment in the first quarter of 1998.
                    USX CORPORATION AND SUBSIDIARY COMPANIES
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------


4. In December 1996, USX issued $117 million of debt (notes) indexed to the common stock price of RTI International Metals, Inc. (RTI) (formerly RMI Titanium Company). At maturity in February 2000, USX must exchange these notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI is attributed to the U. S. Steel Group, the indexed debt is also attributed to the U. S. Steel Group.

   Generally accepted accounting principles require that indexed debt be reported at the settlement value. Quarterly adjustments to the carrying value of this indexed debt result in noncash charges or credits to interest and other financial costs.

   Net interest and other financial costs included credits of $37 million and $4 million in the fourth quarter of 1998 and 1997, respectively, as a result of the quarterly adjustments in the carrying value of indexed debt. For the years 1998 and 1997, such adjustments were credits of $44 million and $10 million, respectively.

   USX holds a 26% interest in RTI and accounts for this investment under the equity method of accounting. Changes in the market value of USX's investment in RTI generally offset changes in the settlement value of the indexed debt. However, under the equity method of accounting, USX cannot recognize in income these corresponding changes in the market value of its investment in RTI. Such changes will be realized upon disposition of this investment.

   The charges or credits to income resulting from indexed debt adjustments affect the comparability of financial results from period to period. Therefore, USX discusses separately the effects of indexed debt adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating financial performance.